Exhibit 10.1

Separation and Release Agreement

This Separation and Release Agreement (the “Agreement”), dated November 7, 2022, is made by and between Gideon Wertheizer (“you”) and CEVA D.S.P. Ltd. (the “Company”).

WHEREAS, you serve as the Chief Executive Officer of CEVA, Inc. (“Parent”), as a member of Parent’s board of directors (the “Board”), and as an officer and/or director of the Company and other affiliates of Parent and the Company (collectively, the “Company Group”);

WHEREAS, you are party to an employment agreement with the Company (formerly ParthusCeva, Ltd.), dated November 1, 2002, as amended on February 18, 2021 (the “Employment Agreement”), and confidentiality and intellectual property undertakings entered by the on December 8, 1990 and June 11, 1993 (including exhibits thereto, the “Confidentiality and IP Undertakings” and, together with the Employment Agreement, the “Prior Agreements”);

WHEREAS, you have confirmed you wish to retire from service as an employee and as Chief Executive Officer of Parent, with a transition period for such retirement to commence upon the appointment of a new Chief Executive Officer for the Company by the Board;

WHEREAS, the Board has identified a new Chief Executive Officer for Parent, and it is presently anticipated that he will commence service as Chief Executive Officer on January 1, 2023 (such date, or such other date on which a new Chief Executive Officer first commences service to Parent, the “Transition Date”);

WHEREAS, you and the Company wish to set forth herein certain agreements and understandings related to your retirement; and

WHEREAS, on the date hereof, you are also entering into a Consulting Agreement with the Company (the “Consulting Agreement”) with respect to your provision of consulting services following your retirement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, you and the Company agree as follows:

1.   Transition Period & Retirement.

a.    Resignation from Management and Full-Time Employment. Your full-time employment with the Company will terminate, and you will be deemed to have resigned from service as Chief Executive Officer of Parent and as an officer, director or other manager position of each other member of the Company Group, effective on the Transition Date. After the Transition Date, you will no longer represent yourself as being an officer, director or other manager of any member of the Company Group (except for service as a director of Parent), you will no longer have signing authority for any member of the Company Group, and you will execute any instruments and take any actions reasonably necessary to effect the foregoing.

b.    Part-Time Employment. From the Transition Date through the Retirement Date (defined below) (such period, the “Transition Period”), you will serve as a part-time employee in accordance with the terms of this Agreement and the Prior Agreements, which shall continue in full effect until the Retirement Date, except as provided in this Agreement. During the Transition Period, your title shall be “Advisor to the CEO”, and you shall be entitled to your current monthly salary of NIS 143,325. During the Transition Period, you shall not be required to attend work regularly, but rather only on an "as-needed" basis. Accordingly, the Company shall not maintain a regular office for you, though a reasonable accommodating space shall be made available to you, as required. Notwithstanding the above, and as a gesture of goodwill, it has been agreed that in addition to your monthly salary, you shall continue to receive all other fringe benefits during the Transition Period (including, without limitation, your current benefits with respect to a Company car, magazine subscriptions, etc.). During the Transition Period, you shall continue to accrue vacation during the Transition Period, which you may also utilize. Such use of vacation day shall be in due regard to the Company's needs and the Company’s vacation policy.

c.    Retirement. Your last day of employment with the Company (the “Retirement Date”) shall be six (6) months following the Transition Date. Transition Period shall be regarded as a notice period for all purposes under the Prior Agreements and Israeli law. The Retirement Date is final and will not be postponed for any reason including sick leave, etc. After the Retirement Date, you will no longer represent yourself as being an employee of the Company for any purpose.

2.    Payments. During the Transition Period, you will continue to be paid your salary in accordance with the Company's standard practices. After the Retirement Date, the Company will provide you with your final accounting, which will include: (i) your final salary; (ii) all accrued, unused vacation days; and (iii) redemption of any accrued convalescence days. For the avoidance of doubt, your annual bonus (for 2022), should you be eligible, shall be paid at its regular schedule in the course of 2023, subject to the terms of said bonus. All salary and other compensation payable to you during the Transition Period shall be subject to applicable withholding taxes.

3.    Severance Payment and Release of Funds. For the purposes of Israeli law, your separation upon the Retirement Date shall be deemed to constitute a termination of service by the Company. Accordingly, following the Retirement Date, the Company shall release any severance pay that you have accrued in your pension fund/s and shall execute the payment of all other supplemental severance pay required under applicable law. In addition, the Company shall provide you with release letters, with regard to your pension plan and study fund (the “Funds”), instructing that all sums which accrued in such Funds as a result of both of the Company’s and your contributions – to be released to you.

4.    Awards. Your current 27,618 unvested time-based restricted stock units (“RSUs”) granted under your RSU award agreements between you and the Parent (the “RSU Award Agreements”), will immediately vest in full on the Transition Date and your rights and obligations to all such RSUs will continue to be governed by the RSU Award Agreements and the Parent’s 2011 Stock Incentive Plan. You will not be eligible for RSU grants during the Transition Period.

5.    Board Service. For the avoidance of doubt, this Agreement has no effect on your Board service, and accordingly, you will remain on the Board until such time as you resign, refuse to stand for re-election, are not nominated and elected to the Board or are removed from office in accordance with Parent’s bylaws. In light of your cash compensation as a part-time employee or consultant, will not be entitled to cash fees as a Board member while you remain an employee of the Company pursuant to this Agreement or while you serve as a consultant to the Company under the Consulting Agreement, provided that in your capacity as a Board member, you will nonetheless be entitled to an annual Board equity grant in July 2023 at the same time and on the same terms as other Board members.

6.    Engagement as a Consultant. Concurrently with the signing of this Agreement, the Parties shall enter into a six-month Consulting Agreement, attached hereto as Annex A.

7.    General Release and Waiver.

a.    By signing this agreement you hereby confirm that the entitlements detailed above constitute the full and final settlement of all benefits to which you are entitled from the Company and beyond the requirements of law; and that subject to the fulfillment of the terms detailed in above, you hereby warrant, confirm and undertake that neither you nor anyone on your behalf, has nor shall have any claims, demands and/or causes of action, against the Company, the Parent and/or their subsidiaries, assigns, representatives, agents, officers, directors, employees, affiliates, and/or shareholders (including any of their representatives, agents, officers, directors or employees) concerning the your employment by the Company and/or the termination of such employment, including, without limitation, any and all claims, demands and/or causes of action in connection with salary payments, severance pay, claims relating to any hearing process, bonuses, social or pension payments or deductions, salaries or wages of any kind, any advanced notice or pay in lieu thereof, overtime pay, pay for work on the weekly day of rest or during holidays, vacation pay or redemption of such, stock options, RSUs or any other equity based award, any and all reimbursements or refunds for expenses of any kind, convalescence pay, sick days, vacation days, and any payment and/or social benefit of any kind whatsoever.

b.    This Agreement is and shall, be considered a settlement and notice of waiver in accordance with Section 29 of the Israel Severance Pay Law of 1963.

8.    Return of Company Property. By the Retirement Date, you agree to return to the Company all documents (and all copies thereof), data, and other property of the Company, or any its Parent or their subsidiaries, that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, iPads, the Company car, credit cards, entry cards, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); except, however, that you may keep your laptop and access to Company email and systems through your six-month consultancy (after which you may keep your laptop after it has been scrubbed of Company data, and you may keep any personal emails and contact information, but may no longer keep your Company email address). You also agree to provide the Company with a backup copy of any information or data you created on behalf of the Company, and the Parent., or any of their parents or subsidiaries, and any information and data related to your employment at the Company that is on your personal devices, accounts, and email that is not on the Company’s systems and, after providing such back up copy, you agree to permanently delete and erase all such information from your personal devices, accounts, and emails. Please coordinate return of Company property with Yaniv Arieli, yaniv.arieli@ceva-dsp.com.

9.    Confidential Information. You acknowledge that in the course of your work for the Company, you were given, had access to and/or otherwise learned of Confidential Information (as defined below) of the Company and its respective clients, affiliates, customers, suppliers or other third parties, (2) such Confidential Information constitutes highly valuable assets of the Company; and (3) disclosure of such Confidential Information would cause undue harm to the Company and its respective clients, affiliates, customers, suppliers or other third parties. In acknowledgement of the foregoing, you agree that you have and will continue to hold all Confidential Information in strict confidence and you have and will not use, reproduce, disclose or deliver, directly or indirectly, any Confidential Information except to the extent necessary to perform your duties as an employee of the Company or as permitted by a duly authorized representative of the Company. You further agree that you will use your best efforts to prevent the unauthorized use, reproduction, disclosure or delivery of Confidential Information by others.

a.    For purposes of this Agreement, “Confidential Information” means any and all non-public information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by you before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company, the Parent, and its and their affiliates and subsidiaries, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. Confidential Information includes, but is not limited to, the following types of information and materials: (i) research, development, technical or engineering information, know-how, data processing or computer software, programs, tools, data, designs, diagrams, drawings, schematics, sketches or other visual representations, plans, projects, manuals, documents, files, photographs, results, specifications, trade secrets, inventions, discoveries, compositions, ideas, concepts, structures, improvements, products, prototypes, instruments, machinery, equipment, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies, disclosures, applications and other materials; (ii) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, subscribers, members and bids, whether existing or potential; (iii) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; and (iv) any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company. Confidential Information does not include any information or materials that you can prove by written evidence: (i) is or becomes publicly known through lawful means and without breach of this Agreement by you or breach by you of any other nondisclosure agreement with the Company; (ii) was rightfully in your possession or part of your general knowledge prior to your employment by the Company; or (iii) is disclosed to you without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions. However, to the extent the Company owes a duty of confidentiality to a third party with respect to such information, idea or material, such information, idea or material shall continue to be Confidential Information until such time as the Company’s duty of confidentiality terminates or expires.

b.    Intellectual Property. Without derogating from anything in the Prior Agreement, you acknowledge that any invention, formulae, processes, techniques, know-how and data ("Inventions") made or conceived by you during the course of your employment with the Company are the sole property of the Company and its assignees, and that the Company and its assignees shall be the sole owner of all intellectual property rights in connection with such Inventions. In addition, you acknowledge that you have waived any right to claim royalties or other consideration with respect to any such Inventions.

10.    Mutual Non-Disparagement. Subject to the protections set above, you agree and covenant that you shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company, its Parent, or its subsidiaries, or any of their employees, officers, or directors, existing and prospective customers, suppliers, and investors. The officers and directors of the Company who know about this provision shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning you; provided that this restriction only applies to such officers while they are employed by the Company. Nothing in this Agreement prohibits you, the Company, or its officers and directors from initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by the appropriate local, state, or otherwise authorized agency.

11.    Cooperation. The parties agree that certain matters in which you have been involved during your employment may need your cooperation with the Company in the future. Accordingly, for the two (2) year period after the Retirement Date, to the extent requested by the Company, you shall cooperate with the Company regarding matters arising out of or related to the your service to the Company as an employee, including, without limitation, assisting the Company with any litigation or government investigations in which the Company is involved and to which you may have relevant knowledge; provided that the Company shall make reasonable efforts to minimize disruption of your other activities.

12.    No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

13.    Breach of Agreement. In the event of a breach or threatened breach by you of Sections 8 -10 of this Agreement or the terms and conditions of any prior confidentiality agreement between you and the Company, including the Confidentiality and IP Undertakings, you acknowledge and agree that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

14.    Termination. If, prior to the Retirement Date, you materially violate or otherwise materially breach the terms of this Agreement or the Prior Agreements, where such breach remains uncured fifteen days after written notification is provided to you (unless such breach is unable to be cured, in which case no fifteen day notice period shall be required), or you are terminated for “Cause” (as defined below) or resign other than for “Good Reason” (as defined in below) (any such event, a “Termination Event”), the Company may terminate your employment immediately without advance notice and without derogating from any remedy to which the Company may be entitled, and in such case you will have no rights to the salary set forth in Section 1 hereof. For the purposes of this Agreement and the Consulting Agreement:

a.    A termination by the Company for "Cause" is, termination due to: (i) your willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to any member of the Company Group, including, without limitation, embezzlement of funds of the Company Group; (ii) your material breach of (x) the terms and conditions of this Agreement, (y) Parent’s Code of Conduct and Business Ethics, posted on Parent’s website and updated from time to time, as well as any other material policies applicable to similarly situated Company Group employees, or (z) any other material employment-related agreement between the Employee and any member of the Company Group, including the surviving terms of the Prior Agreements, in each case where you have failed to remedy such failure or refusal within 15 days following written notice from the Company to you notifying you thereof (unless the Company determines in its reasonable discretion that such breach is of a kind that cannot be cured within such 15 day period); (iii) a good-faith finding by Parent’s CEO or board of directors that you (x) have refused to use good-faith efforts to comply with the directives of Parent’s CEO or Board and (y) have failed to remedy such failure or refusal within 15 days following written notice from the Company to you notifying you thereof; (iv) your involvement in any other act or engagement in any other conduct which, as determined by Parent’s CEO or Board, constitutes a breach of trust between you and the Company Group or could cause grave injury to the Company Group, monetarily or otherwise; or (v) you are indicted of, or pleads guilty or nolo contendere (or any analogous pleading) to, any crime involving moral turpitude or any felony.

b.    Your resignation for “Good Reason” shall mean the occurrence, without your written consent, of any material breach by the Company of the terms and conditions of this Agreement, provided that notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected and you have been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination for Good Reason given by you) within 15 days following written notice from you to the Company notifying the Company of such event.

15.    Acknowledgment of Full Understanding. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND, AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

16.    Effectiveness and Effect on Prior Agreements. Your wish to retire from service as an employee and as Chief Executive Officer of Parent has been made contingent on the appointment of a new Chief Executive Officer for the Company by the Board, accordingly, if the Transition Date has not occurred by February 15, 2023, this Agreement shall be null and void and of no effect. Nothing in this Agreement shall be construed as releasing you from any obligations set out in the Prior Agreements, provided that upon the Transition Date, all provisions of the Employment Agreement shall terminate except Sections 7 (Other Agreements) and 8 (Miscellaneous), while the Confidentiality and IP Undertakings shall continue effectiveness following the Transition Date and the Retirement Date indefinitely.

17.    Miscellaneous. This Agreement, including the surviving terms of the Prior Agreements, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be severed or modified by the court so as to not affect the validity of the remainder of the Agreement, which shall remain in full force and effect and continue to be binding on the parties. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either party as the author or drafter of the Agreement. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Israel, without regard to conflict of laws principles.

CEVA D.S.P. Ltd.

By:	/s/ Peter McManamon
Name:	Peter McManamon
Title:	Authorized Officer

November 7, 2022
Date

Gideon Wertheizer

/s/ Gideon Wertheizer
Signature

November 7, 2022
Date

Annex A